Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Announces Common Stock Offering

WAYZATA, MN, March 9, 2011 – TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced it has commenced an underwritten registered public offering of $200 million of its common stock.  TCF intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the amount sold to cover over-allotments, if any.  J.P. Morgan Securities LLC and Morgan Stanley are acting as joint book-running managers.  RBC Capital Markets will serve as co-manager.

The shares will be offered pursuant to a prospectus supplement filed as part of a shelf registration statement filed with the Securities and Exchange Commission on Form S-3.  TCF expects to use the net proceeds of the offering to repay its senior unsecured notes, redeem trust preferred securities upon the occurrence of a future capital treatment event and for general corporate purposes, including to enhance TCF’s capital ratios and therefore, TCF’s ability to pursue growth and acquisition opportunities.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from J.P. Morgan Securities LLC via

Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204, and from Morgan Stanley at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

TCF is a Wayzata, Minnesota-based national bank holding company with $18.5 billion in total assets.  TCF has 442 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.

This press release may contain projections and other “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with future results, plans or performance.  We caution you that such statements are predictions and that actual events or results may differ materially.  TCF’s expected financial results or other plans are subject to a number of risks and uncertainties.  Please see the forward-looking statement disclosure contained in the SEC Form S-3 preliminary prospectus supplement dated as of the date hereof for more information about risks and uncertainties.  Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.  This press release does not constitute a notice of redemption with respect to the trust preferred securities.

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